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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Westfield America, Inc., the Managing General Partner of H and H--Cerritos, and the Managing General Partner of Oakridge Associates:

  We consent to the incorporation by reference in the registration statement on Form S-3 of Westfield America, Inc. of our report dated May 27, 1998, with respect to the combined statement of revenue and certain expenses of Los Cerritos Center and Oakridge Mall for the year ended December 31, 1997, which report appears in the Form 8-K/A dated October 16, 1998, Form 8-K/A dated October 19, 1998 and Form 8-K dated November 13, 1998 of Westfield America, Inc., and to the reference to KPMG Peat Marwick LLP under the heading "Experts" in the prospectus. Such report contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. It is not intended to be a complete presentation of Los Cerritos Center and Oakridge Mall's combined revenue and expenses.

                                          KPMG Peat Marwick LLP

San Diego, California
December 11, 1998